STOCK PURCHASE AGREEMENT

                                    AMONG

                             SODAK GAMING, INC.,

                      GAMBLERS SUPPLY MANAGEMENT COMPANY

                                     AND

                         LADY LUCK GAMING CORPORATION

                                 DATED AS OF

                                JULY 30, 1999



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                              TABLE OF CONTENTS



                                  ARTICLE I
                       PURCHASE AND SALE OF THE SHARES


      1.1   Purchase and Sale of the Shares................................

      1.2   Consideration for the Shares...................................

      1.3   Closing........................................................

      1.4   Post-Closing Adjustments.......................................

      1.5   Closing Balance Sheet..........................................



                                  ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF SELLER


      2.1   Organization; Subsidiaries.....................................

      2.2   Authority; Enforceability......................................

      2.3   Ownership of Capital Stock.....................................

      2.4   No Breach......................................................

      2.5   Brokers........................................................

      2.6   Financial Statements; Liabilities..............................

      2.7   Consents.......................................................

      2.8   Actions and Proceedings........................................

      2.9   Taxes and Tax Returns..........................................

      2.10  Title to Property; Condition...................................

      2.11  Intellectual Property..........................................

      2.12  Compliance with Legal Requirements; Permits....................

      2.13  Employment Matters.............................................

      2.14  Environmental Matters..........................................

      2.15  Permits........................................................

      2.16  Contracts......................................................

      2.17  Affiliate Transactions.........................................

      2.18  No Other Representations or Warranties.........................

                                 ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER


      3.1   Organization; Authority and Enforceability.....................

      3.2   No Breach......................................................

      3.3   Consents.......................................................

      3.4   Brokers........................................................

      3.5   Actions and Proceedings........................................

      3.6   Acquisition of Shares..........................................



                                  ARTICLE IV
                             COVENANTS OF SELLER


      4.1   Conduct of Business............................................

      4.2   Inspections....................................................


                                  ARTICLE V
                            ADDITIONAL AGREEMENTS


      5.1   Further Actions................................................

      5.2   Contribution of Assets; Cancellation of Obligations............

      5.3   Certain Notifications..........................................

      5.4   Tax Matters....................................................

      5.5   Employee and Employee Benefit Matters..........................

      5.6   Press Releases, Public Announcements...........................

      5.7   Replacement of Barge...........................................



                                  ARTICLE VI
                       CONDITIONS PRECEDENT TO CLOSING


      6.1   Conditions Precedent to Obligations of Purchaser...............

      6.2   Conditions Precedent to Obligations of Seller..................



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                                 ARTICLE VII
                                 TERMINATION


      7.1   Grounds for Termination........................................

      7.2   Termination Fees and Expenses..................................



                                 ARTICLE VIII
                                MISCELLANEOUS


      8.1   Survival of Representations and Warranties.....................

      8.2   Costs and Expenses.............................................

      8.3   Notices........................................................

      8.4   Counterparts...................................................

      8.5   Entire Agreement...............................................

      8.6   Governing Law..................................................

      8.7   No Third Party Rights; Assignment..............................

      8.8   Waivers and Amendments.........................................

      8.9   Interpretation.................................................

      8.10  Agreement to Indemnify.........................................

      8.11  Conditions of Indemnification..................................

      8.12  Amount of Indemnification......................................

                            Index of Defined Terms

      The following terms have the respective meanings specified in the indicated Sections of the Agreement:

      Term                                         Agreement Section
      ----                                         -----------------
      Affiliate                                          2.17
      Agreement                                        Recitals
      Allocation Schedule                               5.4(l)
      Associate                                          2.17
      Benefit Plans                                     2.13(b)
      Claims                                            8.10(b)
      Closing                                           1.3(a)
      Closing Balance Sheet                             1.5(a)
      Closing Date                                      1.3(a)
      Code                                              2.9(e)
      Consent                                             2.7
      Contracts                                         2.4(b)
      Damages                                           8.10(a)
      Environmental Laws                                 2.14
      ERISA                                             2.13(b)
      ERISA Affiliate                                   2.13(b)
      Estimated Purchase Price                            1.2
      Expiration Date                                     8.1
      Financial Statements                              2.6(a)
      GAAP                                                1.4
      Governmental Authority                            2.4(c)
      Hazardous Materials                                2.14
      Heller                                              1.4
      HSR Act                                             2.7
      Indemnified Party                                 8.11(a)
      Indemnifying Party                                 8.11
      Independent Firm                                  1.5(b)
      Iowa Commission                                     2.7
      Judgments                                         2.4(c)
      Laws                                              2.4(c)
      Liability, Liabilities                            2.6(b)
      Liens                                               1.1
      Master Lease Agreement                              1.4
      Material Adverse Effect                             2.4
      Merger Agreement                                 Recitals
      Miss Marquette Riverboat                         Recitals
      Permits                                           2.4(b)
      Permitted Encumbrances                            2.10(a)
      Post-Closing Adjustment                             1.4
      Proceeding(s)                                       2.8
      Purchase Price                                      1.4
      Purchaser                                        Recitals
      Purchaser Benefit Plans                           5.5(a)
      Purchaser Claims                                  8.10(a)
      Purchaser Disclosure Schedule                   Article III
      Purchaser Group                                   8.10(a)
      Purchaser's Auditor                               1.5(a)
      Riverboat Complex                                Recitals
      Seller                                           Recitals
      Seller Benefit Plans                              5.5(c)
      Seller Claims                                     8.10(b)
      Seller Disclosure Schedule                      Article II
      Seller Group                                      8.10(a)
      Seller's Auditor                                  1.5(a)
      Shares                                           Recitals
      Subject Company                                  Recitals
      Subject Company Agreements                        2.16(a)
      Subject Company Benefit Plans                     2.13(b)
      Target Working Capital                              1.4
      Tax Package                                       5.4(g)
      Tax Returns                                       2.9(a)
      Taxes                                             2.9(a)
      Working Capital                                     1.4
      Working Capital Calculation Statement             1.5(a)
      Working Capital Differential                      1.5(e)

          STOCK PURCHASE AGREEMENT ("Agreement"), dated as of July 30, 1999, among SODAK GAMING, INC., a corporation organized under the laws of South Dakota ("Seller"), GAMBLERS SUPPLY MANAGEMENT COMPANY, a corporation organized under the laws of South Dakota (the "Subject Company"), and LADY LUCK GAMING CORPORATION, a corporation organized under the laws of Delaware ("Purchaser").

          WHEREAS, Seller is a party to a Merger Agreement, dated as of March 10, 1999, among International Game Technology, SAC, Inc. and Seller (the "Merger Agreement") which requires, as a condition precedent to the transactions contemplated thereby, the sale by Seller of the Subject Company;

          WHEREAS, Seller owns all of the outstanding capital stock of the Subject Company (the "Shares");

          WHEREAS, the Subject Company operates the Miss Marquette riverboat casino (the "Miss Marquette Riverboat") together with all related shore-based facilities, including without limitation, a barge, a motel, an enclosed walkway, a parking lot, a restaurant, administrative offices and other entertainment facilities (collectively with the Miss Marquette Riverboat, the "Riverboat Complex") located on the Mississippi River in Marquette, Iowa;

            WHEREAS, Seller currently owns the Miss Marquette Riverboat and will contribute all of its interest in and title to the Miss Marquette Riverboat to the Subject Company in connection with the transactions contemplated hereby; and

          WHEREAS, Seller desires to sell and Purchaser desires to purchase the Shares.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings contained or referred to in this Agreement, the parties hereby agree as follows:


                                    ARTICLE I
                         PURCHASE AND SALE OF THE SHARES

          1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section
1.3 below) Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of all liens, mortgages, charges, security interests, burdens, encumbrances or other restrictions or limitations of any nature whatsoever ("Liens") and together with all rights now and hereafter attaching thereto.

          1.2 Consideration for the Shares. The aggregate consideration to be paid by Purchaser for the Shares shall be U.S. $41,667,000 (the "Estimated Purchase Price"), plus or minus the Post-Closing Adjustment (as defined below), if any. Such consideration shall be paid in the manner and at the times set forth in Sections 1.3 and 1.4.

          1.3 Closing.

              (a) The closing of the transactions contemplated in this Agreement (the "Closing") shall be held at 10:00 a.m. at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York on the second business day after each of the conditions set forth in Article VI of this Agreement shall have been fulfilled or waived in accordance herewith, or at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is referred to as the "Closing Date".

              (b) At the Closing: (i) the parties shall exchange the documents referred to in Article VI; (ii) Seller shall deliver to Purchaser certificates for all of the Shares, duly endorsed for transfer or accompanied by duly executed stock powers or stock transfer forms sufficient to convey to Purchaser good title to the Shares; (iii) Purchaser shall pay to Seller the Estimated Purchase Price by wire transfer of immediately available funds to an account identified by Seller to Purchaser in writing no later than two business days prior to the Closing.

          1.4 Post-Closing Adjustments. The Estimated Purchase Price is based on the Subject Company having Working Capital (as defined below) of negative $2,689,119 (the "Target Working Capital"). Any difference between the Target Working Capital and the Working Capital shall be an adjustment to the Estimated Purchase Price (the "Post-Closing Adjustment"). The "Purchase Price" shall be the Estimated Purchase Price adjusted by the Post-Closing Adjustment, in the following manner: in the event that the Working Capital is greater than the Target Working Capital, the Purchase Price shall be equal to the Estimated Purchase Price plus the Post-Closing Adjustment, and Purchaser shall pay the amount of the Post-Closing Adjustment to Seller in cash, and in the event that the Working Capital is less than the Target Working Capital, the Purchase Price shall be equal to the Estimated Purchase Price minus the Post-Closing Adjustment, and Seller shall pay the amount of the Post-Closing Adjustment to Purchaser in cash, in each case in accordance with the provisions of Section 1.5 of this Agreement. Any such payments shall be made within two (2) business days following agreement by Purchaser and Seller on the Working Capital Calculation Statement (as defined in Section 1.5), in accordance with Section 1.5. "Working Capital" shall mean the sum of (x) the Subject Company's working capital as of the Closing Date determined in accordance with United States generally accepted accounting principles ("GAAP"), plus (y) all amounts (including any prepayment penalty), if any, paid or (to the extent accrued as a current liability as of the Closing Date) payable to Heller Financial, Inc. ("Heller"), in accordance with the provisions of the Master lease Agreement (the "Master Lease Agreement") dated June 30, 1997 between Heller (as assignee of PDS Financial Corporation) and the Subject Company.

          1.5 Closing Balance Sheet.

              (a) As soon as practicable following the Closing Date, Purchaser shall cause to be prepared the balance sheet of the Subject Company as of the Closing Date (the "Closing Balance Sheet"). Within fifteen (15) days following the Closing Date, Purchaser shall deliver the Closing Balance Sheet to Seller, accompanied by (i) a certificate of an executive officer of Purchaser to the effect that (except with respect to adjustments required by this Agreement) the Closing Balance Sheet has been prepared and presented consistent with GAAP, applied on a consistent basis with the preparation of the Financial Statements (as defined in Section 2.6), and fairly presents the financial position of the Subject Company as of the Closing Date and (ii) a statement documenting the calculation of the Working Capital ("Working Capital Calculation Statement"). The Closing Balance Sheet and Working Capital Calculation Statement shall be audited by Arthur Andersen LLP, independent public accountants of Purchaser ("Purchaser's Auditor"), and reviewed by KPMG Peat Marwick LLP, independent public accountants of Seller ("Seller's Auditor"), who will be afforded full access to all books and records of the Subject Company and work papers used by Purchaser's Auditor in its audit. Purchaser's Auditor will issue a report to Purchaser and Seller within forty-five (45) days of the Closing Date concerning their audit and stating that the Closing Balance Sheet has been prepared in accordance with GAAP, it being understood that the report of Purchaser's Auditor must be unqualified.

              (b) Within fifteen (15) days following the date on which the report of Purchaser's Auditor is delivered pursuant to Section 1.5(a), Seller shall give notice to Purchaser as to whether or not Seller's Auditor concurs with Purchaser's Auditor's report (such notice to contain Seller's Auditor's comments and exceptions to the Closing Balance Sheet, if any). If Seller gives notice that Seller's Auditor does not concur with Purchaser's Auditor's report and the parties are unable to mutually resolve Seller's Auditor's exceptions within ten (10) days following the date of such notice, then within twenty (20) days following the date of such notice Purchaser and Purchaser's Auditor and Seller and Seller's Auditor shall jointly select and retain an independent firm of certified public accountants of national standing and reputation (the "Independent Firm") for the purpose of resolving all remaining unresolved issues with respect to the Closing Balance Sheet and the Working Capital Calculation Statement. In the event that Seller and Seller's Auditor, on the one hand, and Purchaser and Purchaser's Auditor, on the other hand, are unable to agree upon the firm to be selected as the Independent Firm within such twenty (20) day period, then such selection shall be made by an independent arbitrator agreed upon from a list of three arbitrators supplied, at Purchaser's request, within five days after the expiration of the twenty-day period, to Purchaser and Seller from the American Arbitration Association, and the retention of the Independent Firm shall be made by Seller and Purchaser within five (5) days after such list is supplied.

              (c) Within ten (10) days following such retention of the Independent Firm, Seller shall cause Seller's Auditor, and Purchaser shall cause Purchaser's Auditor, to present to the Independent Firm the issue or issues that must be resolved with respect to the Closing Balance Sheet and the calculation of the Purchase Price.

              (d) Seller and Purchaser shall use their best efforts to cause the Independent Firm to render its decision as soon as is reasonably practicable, including, without limitation, prompt compliance with all reasonable requests by the Independent Firm for information, papers, books, records and the like; provided that Seller and Purchaser agree that the purpose of retention of the Independent Firm shall not include the conduct of its own independent audit of the Closing Balance Sheet, but rather shall be limited to resolving the issues presented to it and matters related thereto. All decisions of the Independent Firm with respect to the Closing Balance Sheet and the Working Capital Calculation Statement shall be final and binding upon both Seller and Purchaser.

              (e) Purchaser and Seller shall bear all fees, costs, disbursements and other expenses of their own respective auditor associated with performance of their respective functions pursuant to this Section 1.5. For purposes of this Agreement, payment of all fees, costs, disbursements and other expenses of the Independent Firm which are incurred pursuant to this Section 1.5 shall be (i) split evenly between Seller and Purchaser if the amount of Working Capital arrived at by the Independent Firm is in the range that is greater than 25% of the Working Capital Differential (as defined below) plus the Working Capital determined by Purchaser's Auditor and less than the difference of the Working Capital determined by Seller's Auditor minus 25% of the Working Capital Differential, or (ii) by (A) Seller, if the amount of the Working Capital arrived at by the Independent Firm is less than or equal to 25% of the Working Capital Differential plus the Working Capital determined by Purchaser's Auditor, or (B) Purchaser, if the amount of the Working Capital arrived at by the Independent Firm is greater than or equal to the difference of the Working Capital determined by Seller's Auditor minus 25% of the Working Capital Differential. The "Working Capital Differential" shall mean the amount of the Working Capital determined by Seller's Auditor less the amount of the Working Capital determined by Purchaser's Auditor.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth herein and in the disclosure schedule delivered by Seller to Purchaser on or before the date of this Agreement (the "Seller Disclosure Schedule"), which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II and the disclosure in any paragraph of which shall qualify other paragraphs in this
Article II only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs, Seller represents and warrants to Purchaser that:

          2.1 Organization; Subsidiaries. Each of Seller and the Subject Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Subject Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified on the Seller Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties (including, on the Closing Date, the Miss Marquette Riverboat), or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where a failure to be so qualified, licensed or admitted would not have a Material Adverse Effect (as defined in Section 2.4 below). Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the articles of incorporation and by-laws, or other comparable charter documents of the Subject Company, as in effect on the date hereof. The Subject Company does not have any affiliates controlled by it directly or indirectly through one or more intermediaries. The Subject Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any corporation, association, joint-stock company, limited liability company, business trust or unincorporated organization, or any interest in any partnership or joint venture of any kind.

          2.2 Authority; Enforceability. Each of Seller and the Subject Company has the corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the Board of Directors of each of Seller and the Subject Company and no other corporate proceeding on the part of Seller or the Subject Company is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Seller and the Subject Company and, assuming due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of each of Seller and the Subject Company, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

          2.3 Ownership of Capital Stock.

              (a) The Shares constitute all of the outstanding shares of capital stock of the Subject Company. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. Seller owns beneficially and of record all of the Shares, free and clear of all Liens.

              (b) There are not authorized or outstanding any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating the Subject Company to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock, of the Subject Company or obligating the Subject Company to grant, extend or enter into any such agreement or commitment.

          2.4 No Breach. Neither the execution and delivery of this Agreement nor the performance by Seller of its obligations hereunder nor the consummation of the transactions provided for hereby does or will:

              (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Seller or the Subject Company;

              (b) violate, conflict with or result in the breach or termination of, or constitute a default or event of default under the terms of, any contracts, agreements, commitments, undertakings, leases, licenses, mortgages, bonds, notes or other instruments ("Contracts") or any permits, authorizations, approvals, registrations or licenses granted by or obtained from any governmental, administrative or regulatory authority ("Permits") to which Seller or the Subject Company is a party or by which either of them or any of their respective properties or assets are bound; or

              (c) constitute a violation by Seller or the Subject Company of any laws, rules or regulations ("Laws") of any governmental, administrative or regulatory authority ("Governmental Authority") or any judgments, orders, rulings or awards ("Judgments") of any court, arbitrator or other judicial authority or any Governmental Authority, except in the case of (b) or (c) for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the financial condition, business, assets or results of operations of the Subject Company or on the ability of Seller to perform its obligations under this Agreement (a "Material Adverse Effect").

          2.5 Brokers. Other than Salomon Smith Barney Inc., whose fees and expenses shall be paid by Seller, no person has acted directly or indirectly as a broker, finder, consultant, intermediary or financial advisor for Seller or the Subject Company in connection with the transactions contemplated hereby and no person is entitled to any fee or commission or like payment from Seller or the Subject Company in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or the Subject Company.

          2.6 Financial Statements; Liabilities.

              (a) Seller has delivered to Purchaser copies of the audited financial statements of the Subject Company at and for the years ended December 31, 1997 and 1998, together with the related schedules and notes (the "Financial Statements"). The Financial Statements fairly present in conformity with GAAP, applied on a consistent basis, the financial condition of the Subject Company at the dates thereof and the results of its operations and changes in financial condition for the periods then ended.

              (b) As of December 31, 1998, the Subject Company did not have any material liabilities or obligations of any nature required by GAAP to be reflected in its financial statements (collectively, "Liabilities" and individually, a "Liability"), that were not reflected or reserved against in the audited balance sheet of the Subject Company for the year ended December 31, 1998 or disclosed or provided for in the notes thereto. Since December 31, 1998, the Subject Company has not incurred any Liability except Liabilities that are not material to the financial condition of the Subject Company.

              (c) Since December 31, 1998, the Subject Company has conducted its business only in the ordinary and usual course in substantially the same manner as previously conducted, has not taken any of the actions described in subparagraphs (e) through (q) of Section 4.1 of this Agreement and has not undergone or suffered any change in its financial condition or results of operations that are materially adverse to the Subject Company.

          2.7 Consents. No consent, waiver, approval, authorization, registration, license or declaration of or by, or filing with, any Governmental Authority or any third party (a "Consent") is required to be made or obtained by Seller or the Subject Company in connection with the execution and delivery of this Agreement or the consummation of any of the transactions provided for hereby, except for: (a) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form by Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (b) a determination that Purchaser is a suitable buyer by the Iowa Racing and Gaming Commission (the "Iowa Commission") and its approval of the sale of the Shares and (c) such other consents, approvals, orders, authorizations registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect.

          2.8 Actions and Proceedings. There is no action, suit, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (each, a "Proceeding" and collectively, "Proceedings") pending or, to the best knowledge of Seller, threatened that would reasonably be expected to have a Material Adverse Effect. Prior to the execution of this Agreement, Seller has made available to Purchaser true and correct copies of all responses of counsel for Seller and the Subject Company to auditors' requests for information delivered in connection with the Financial Statements (together with any updates provided by such counsel) regarding proceedings pending or threatened against, relating to or affecting the Subject Company or the Riverboat Complex.

          2.9 Taxes and Tax Returns.

              (a) Except for any matter that would not reasonably be expected to have a Material Adverse Effect: (i) the Subject Company has filed on a timely basis all returns and reports in respect of Taxes ("Tax Returns") for which the Subject Company may be liable taking into account all validly obtained extensions to file such Tax Returns and all such Tax Returns are true, complete and correct in all material respects; (ii) all Taxes required to be paid by the Subject Company that were due and payable prior to the date hereof have been paid, and the most recent Financial Statements reflect adequate reserves in accordance with GAAP for all Taxes accrued but not yet payable by the Subject Company for all taxable periods and portions thereof through the date of such Financial Statements; (iii) there are no pending or to the knowledge of Seller threatened audits or investigations relating to Taxes for which the Subject Company may become liable; and (iv) no deficiencies for any Taxes have been assessed against the Subject Company. "Taxes" means all federal, state, local or foreign income, gross receipts, transfer, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, alternative minimum tax or similar taxes of any kind imposed on the income, properties or operations of the Subject Company, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

              (b) Except as set forth on the Seller Disclosure Schedule, there is no contract or intercompany account system in existence under which the Subject Company has an obligation to contribute to the payment of any portion of a Tax determined on a consolidated or unitary basis with respect to the affiliated group of corporations of which Seller is the parent.

              (c) No material deficiency for any Taxes has been proposed, asserted or assessed by any taxing authority against the Subject Company, which has not been resolved or paid in full, other than as set forth in the Seller Disclosure Schedule.

              (d) There are no Liens for Taxes upon the assets of the Subject Company, except for statutory Liens for current Taxes not yet due and payable.

              (e) The Subject Company will not be required to include in a taxable period ending after the Closing Date a material amount of taxable income that accrued in a tax period beginning before the Closing Date but that was not recognized in a tax period beginning before the Closing Date as a result of an adjustment under Section 481 of the Internal Revenue Code of 1986, as amended (the "Code").

              (f) No power of attorney has been granted by or with respect to the Subject Company with respect to any matter relating to Taxes.

              (g) As of the date hereof, Seller and the Subject Company are members of a consolidated group for U.S. federal income tax purposes.

              (h) The Subject Company's aggregate Tax basis, as of June 30, 1999, in all of its assets, which did not include the Miss Marquette Riverboat, was not more than $25,500,000.

          2.10 Title to Property; Condition.

              (a) The Subject Company has or will have prior to the Closing: (i) with respect to all material parcels of real property owned by the Subject Company, good and valid title, (ii) with respect to all material parcels of real property leased by the Subject Company, valid and subsisting leasehold estates, and (iii) with respect to all material personalty owned by the Subject Company, including at Closing the Miss Marquette Riverboat, good title, in each instance free and clear of all Liens other than Permitted Encumbrances. "Permitted Encumbrances" means any Liens that (i) are listed on the Seller Disclosure Schedule or (ii) would not reasonably be expected to have a Material Adverse Effect. The Subject Company has made available to Purchaser a copy or an accurate summary of the material terms of all of its material real property and personal property leases.

              (b) The Riverboat Complex is in a condition suitable for operation and use thereof in the ordinary course of business as currently conducted.

          2.11 Intellectual Property. To the knowledge of the Subject Company except as would not reasonably be expected to have a Material Adverse Effect, the Subject Company has the exclusive right to use the trademarks, service marks, and trade names owned by the Subject Company or used by it in the conduct of its business and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

          2.12 Compliance with Legal Requirements; Permits.

              (a) Except for instances of non-compliance that would not reasonably be expected to have a Material Adverse Effect, the Subject Company is currently conducting its businesses in compliance with all applicable Laws, Judgments and Permits.

              (b) Except for any Permit the failure of which to possess would not reasonably be expected to have a Material Adverse Effect, the Subject Company possesses all Permits necessary to conduct its operations as they are currently being conducted and all such Permits are in full force and effect.

          2.13 Employment Matters.

              (a) The Seller Disclosure Schedule sets forth all current consulting, employment and severance agreements of the Subject Company with any present or former director, officer, employee or consultant, other than agreements terminable by the Subject Company at will without material expense or liability to the Subject Company (except for payments required by applicable Laws or in accordance with customary severance practices of the Subject Company), including any stock option, stock purchase, or other stock-based compensation plan or arrangement under which directors, officers, employees or consultants may acquire Shares or other capital stock of the Subject Company or any options, warrants or other securities for or exchangeable or convertible into any of the foregoing. None of the agreements disclosed on the Seller Disclosure Schedule provides for payments in connection with any change in control of the Subject Company.

              (b) The Seller Disclosure Schedule sets forth a list of each material "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or material "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained, sponsored, contributed to, or required to be contributed to, by the Subject Company or by any entity or trade or business, whether or not incorporated, which, with the Subject Company, constitutes a group described in Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") (collectively, the "Benefit Plans") and under which any present employee of the Subject Company becomes entitled to benefits (the "Subject Company Benefit Plans"). Each of the Subject Company Benefit Plans is in substantial compliance with Laws, including ERISA and the Code, as applicable, other than any failures to comply with Law that would not be expected to result in a Material Adverse Effect. The Subject Company Benefit Plans are sponsored by Seller.

              (c) Seller has made available to Purchaser copies of the plan document evidencing the Subject Company Benefit Plans listed on Schedules 2.13(a) and 2.13(b) of the Seller Disclosure Schedule.

              (d) Each Subject Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is the subject of a pending application for such a determination).

              (e) No "reportable event," as that term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation has not been waived) has occurred with respect to any Benefit Plan that is subject to Title IV of ERISA that presents a risk of material liability to any Governmental Authority or other person on the part of the Subject Company.

              (f) No Benefit Plan which covers any employees of the Subject Company has an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA. To the Subject Company's knowledge, no transaction or event has occurred with respect to any Benefit Plan that could subject the Subject Company to a tax under Chapter 43 of the Code or to a penalty under Part 5 of Subtitle B of Title I of ERISA.

              (g) All contributions required to be made by the Subject Company and its ERISA Affiliates to any Benefit Plan before the Closing Date have been or will be timely made before the Closing Date. Neither the Subject Company nor any of its ERISA Affiliates has failed to make any contribution or payment to any Subject Company Benefit Plan that has resulted in the imposition of a lien or the posting of a bond or other security under ERISA or the Code.

              (h) The Subject Company neither maintains nor has any material liability for retiree life insurance or retiree health plans which provide for continuing benefits or coverage for any participant or his or her beneficiary after such participant's termination of employment with the Subject Company and where such participant was an employee of the Subject Company, other than as required by Part 6 of Subtitle B of Title I of ERISA.

              (i) No Subject Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and the Subject Company has not incurred, directly or indirectly, any liability to any multiemployer plan that remains unsatisfied.

          2.14 Environmental Matters. Except to the extent that any of the following would not reasonably be expected to have a Material Adverse Effect, to the knowledge of Seller: (a) the Subject Company and its operation of the Miss Marquette Riverboat comply with all Laws, orders, permits, conditions, requirements and agreements relating to (i) the protection of the environment,
(ii) human health or safety or (iii) the storage, treatment, disposal, transportation or other handing of hazardous or toxic substances, petroleum and its fractions, byproducts and derivatives, solid and hazardous wastes, asbestos, polychlorinated biphenyls, pollutants or contaminants (collectively, "Hazardous Materials") or (iv) protection of rivers and other water bodies (collectively, "Environmental Laws," including without limitation, as amended, the federal Oil Pollution Act of 1990, Clean Water Act, Rivers and Harbors Acts, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Solid Waste Disposal Act, Resource Conservation and Recovery Act and related or analogous state and local laws or other requirements and common law) and is in compliance with all licenses, permits and other authorizations required under any Environmental Law; (b) there is no claim pending or threatened against the Subject Company, or relating to the Miss Marquette Riverboat, alleging liability or noncompliance under any Environmental Law; and (c) there have not been any releases on any property or facility now owned, leased or otherwise operated by the Subject Company or on the Riverboat Complex of any Hazardous Materials in such form or quantity as to make the Subject Company liable under any Environmental Law.

          2.15 Permits. The Seller Disclosure Schedule contains a true and complete list of all Permits used in and material to the business or operations of the Subject Company, setting forth the owner, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Seller or the Subject Company has made available to Purchaser true and complete copies of all such Permits. Except as disclosed on the Seller Disclosure Schedule:

          (i) the Subject Company owns or validly holds all Permits that are material to its business or operations;

          (ii) each Permit listed on the Seller Disclosure Schedule is valid, binding and in full force and effect; and

          (iii) the Subject Company is not in default and has not received any notice that it is in default (or with the lapse of time would be in default), and, to Seller's knowledge, no event has occurred that with notice (or with lapse of time) would cause the Subject Company to be in default, under any such Permit.


          2.16 Contracts. (a) As of the date of this Agreement, except as set forth on the Seller Disclosure Schedule, the Subject Company and Seller are not, with respect to the business and assets of the Subject Company, a party to or bound by:

          (i) any contract or option for the purchase or sale of real property;

          (ii) any contract for the purchase of raw materials, supplies, services or equipment which the Subject Company or Seller, respectively, reasonably anticipates will involve the annual payment of more than $100,000 after the date hereof;

          (iii) any contract for the sale of products or services of its business which the Subject or Seller, respectively, reasonably anticipates will involve the annual payment of more than $100,000;

          (iv) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract which the Subject Company or Seller respectively, reasonably anticipates will involve the annual payment by it of more than $100,000 after the date hereof;

          (v) any agreement which provides for the incurrence by the Subject Company or Seller, respectively, of debt for borrowed money in excess of $10,000 including capitalized leases;

          (vi) any agreement containing confidentiality obligations, or competitive restraints on the ability of the Subject Company or Seller, respectively, to purchase supplies, sell any products or services or otherwise conduct its business;

          (vii) any Tax sharing arrangement with any entity or person pursuant to which Purchaser will have to make any payments based on the transactions contemplated by this Agreement; or

          (viii) any other contract, agreement, lease, commitment, understanding or instrument which is material to the business of the Subject Company ((i)-(viii), collectively, the "Subject Company Agreements").

              (b) Except as set forth on the Seller Disclosure Schedule, each of the Subject Company Agreements constitutes a valid and binding obligation of the Subject Company, enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles). Except as set forth on the Seller Disclosure Schedule, the Subject Company is not in breach or default under any of the Subject Company Agreements where the aggregate impact of all such breaches and defaults would have a Material Adverse Effect on the Subject Company. No condition exists or has occurred which, with the giving of notice or lapse of time, or both, would constitute a default or accelerate the maturity of, or otherwise modify, any of the Subject Company Agreements, and no default by any other party to any of the Subject Company Agreements is known by the Subject Company where the aggregate impact of all of such defaults or modifications would have a Material Adverse Effect on the Subject Company. All of the Subject Company Agreements are in full force and effect. Complete and correct copies of each of the Subject Company Agreements have been made available to Purchaser by Seller or the Subject Company.

          2.17 Affiliate Transactions. Except as set forth on the Seller Disclosure Schedule, as of the date of this Agreement, (i) there are no intercompany liabilities between the Subject Company, on the one hand, and Seller, any officer, director, Affiliate or Associate (each as defined below) of Seller or any Associate of any such officer, director or Affiliate (other than the Subject Company), on the other, (ii) neither Seller nor any such officer, director, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Subject Company, (iii) the Subject Company neither provides nor causes to be provided any assets, services or facilities to Seller or any such officer, director, Affiliate or Associate and (iv) the Subject Company does not beneficially own, directly or indirectly, any investment assets of Seller or of any such officer, director, Affiliate or Associate. Except as set forth on the Seller Disclosure Schedule, each of the liabilities and transactions listed thereon was incurred or engaged in, as the case may be, on an arm's-length basis. Except as set forth on the Seller Disclosure Schedule, since December 31, 1998, all settlements of intercompany liabilities between the Subject Company, on the one hand, and Seller or any such officer, director, Affiliate or Associate, on the other hand, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

          For purposes of this Agreement, "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or voting interests, by contract or otherwise. For purposes of this Agreement, "Associate" shall mean, with respect to any person, any corporation or other business organization of which such person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity and any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

          2.18 No Other Representations or Warranties. Except for the representations and warranties of Seller expressly contained in this Agreement, neither Seller, nor the Subject Company nor any other person acting for either of them makes any other representation or warranty, express or implied, and Seller hereby disclaims any such representation or warranty, with respect to the execution, delivery or performance by Seller of this Agreement notwithstanding the delivery or disclosure to Purchaser or any of its affiliates or any other person of any documentation or other information by Seller or the Subject Company or any of their respective representatives or any other person with respect to any of such matters. Without limiting the generality of the foregoing, Seller and the Subject Company disclaim any representations and warranties that could be deemed to have been made in any of the information set forth in the confidential memorandum furnished to Purchaser by Salomon Smith Barney Inc., as financial advisor to Seller.


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Except as set forth herein and in the disclosure schedule delivered by Purchaser to Seller on or before the date of this Agreement (the "Purchaser Disclosure Schedule"), which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph of which shall qualify other paragraphs in this
Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs, Purchaser represents and warrants to Seller that:

          3.1 Organization; Authority and Enforceability. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the Board of Directors of Purchaser and no other corporate proceeding on the part of Purchaser is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by each of Seller and the Subject Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

          3.2 No Breach. Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder nor the consummation of the transactions provided for hereby does or will:

              (a) conflict with or violate any provision of the certificate of incorporation, bylaws or any other governing document of Purchaser;

              (b) violate, conflict with or result in the breach or termination of, or constitute a default, event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Permits to which Purchaser is a party or by which it or any of its properties or assets are bound; or

              (c) constitute a violation by Purchaser of any Laws or Judgments,

except in the case of (b) or (c) for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

          3.3 Consents. No Consent is required to be made or obtained by Purchaser in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions provided for hereby, except for: (a) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form by Purchaser under the HSR Act, (b) a determination that the Purchaser is a suitable buyer by the Iowa Commission and its approval of the sale of the Shares and (c) such other consents, approvals, orders, authorizations registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on the financial condition or results of operations of Purchaser or impair in any material respect its ability to perform its obligations under this Agreement.

          3.4 Brokers. No person has acted directly or indirectly as a broker, finder, consultant, intermediary or financial advisor for Purchaser in connection with the transactions contemplated hereby and no person is entitled to any fee or commission or like payment from Purchaser in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Purchaser

          3.5 Actions and Proceedings. There is no Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its affiliates that questions the validity of this Agreement or any action taken or to be taken by Purchaser in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby, or which would reasonably be expected to impair materially Purchaser's ability to effect the Closing.

          3.6 Acquisition of Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and represents that the Shares are being acquired by Purchaser for its own account and not with a view to or in connection with any disposition thereof in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or any applicable state securities or "blue sky" laws.


                                   ARTICLE IV
                               COVENANTS OF SELLER

          4.1 Conduct of Business. During the period from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement, including the Seller Disclosure Schedule, or as otherwise consented to in writing by Purchaser, Seller will, in the case of clauses (b)(iii), (k), (o),
(p) (with respect to clause (p), solely to the extent it relates to the Miss Marquette Riverboat) and (q) (only to the extent it relates to such clauses (k),
(o) and (p)) and will in all events cause the Subject Company to:

              (a) carry on its business only in the ordinary course in substantially the same manner as heretofore conducted;

              (b) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Subject Company and the Miss Marquette Riverboat, (ii) keep available (subject to dismissals, voluntary departures and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Subject Company, (iii) maintain the assets and properties of the Subject Company and the Miss Marquette Riverboat in good working order and condition, ordinary wear and tear excepted, (iv) maintain the goodwill of customers, suppliers, lenders and other persons to whom the Subject Company sells goods or provides services or with whom the Subject Company otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations of the Subject Company;

              (c) except to the extent required by applicable law, cause the books and records of the Subject Company to be maintained in the usual, regular and ordinary manner;

              (d) (i) use commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage of insurance on the Subject Company's properties and assets and the Miss Marquette Riverboat as are currently in effect, and (ii) to the extent requested by Purchaser prior to the Closing Date, use commercially reasonable efforts to cause such insurance coverage held by any person (other than the Subject Company) for the benefit of the Subject Company to continue to be provided at the expense of the Subject Company for up to 180 calendar days after the Closing on substantially the same terms and conditions as provided on the date of this Agreement;

              (e) not amend its certificate of incorporation or bylaws;

              (f) not acquire, by merger, consolidation, purchase of stock or assets or otherwise, any corporation, partnership, association or other business organization, except in connection with Seller's contribution to the Subject Company of the Miss Marquette Riverboat;

              (g) not alter its outstanding capital stock or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock (in cash or otherwise), or purchase or redeem any shares of its capital stock;

              (h) not issue or sell (or agree to issue or sell) any of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

              (i) not incur, other than in the ordinary course of business consistent with past practice and other than intercompany indebtedness, any indebtedness for borrowed money (including through the issuance of debt securities) in excess of $100,000 or vary in any material manner the terms of any material existing indebtedness, except the liabilities to be assumed in connection with Seller's contribution to the Subject Company of the Miss Marquette Riverboat;

              (j) except to the extent required by applicable law, not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the Subject Company, (B) any method of calculating any bad debt, contingency or other reserve of the Subject Company for accounting, financial reporting or tax purposes, (C) its accounting procedures or practices unless mandated by GAAP or
(D) the fiscal year of the Subject Company;

              (k) not make or change any Tax election, file any amended Tax Return, change its Tax accounting period, adopt or change any method of Tax accounting, enter into any closing agreement, compromise or settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other required action relating to Taxes without the written consent of Purchaser, which shall not be unreasonably withheld;

              (l) (i) not enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to (A) any Subject Company Agreement that would, if in existence on the date of this Agreement, be required to be disclosed on the Seller Disclosure Schedule, or (B) any material Permit or Consent or (ii) not grant any irrevocable powers of attorney;

              (m) not violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Permit or Consent held or used by the Subject Company or any Subject Company Agreement to which the Subject Company is a party or by which any of its assets and properties, including, but not limited to, the Miss Marquette Riverboat, is bound;

              (n) not make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding the Subject Company's annual budget (less any amount spent during this fiscal year prior to the date of this Agreement), a copy of which is included in the Seller Disclosure Schedule;

              (o) not dispose of, or incur any Lien (other than a Permitted Encumbrance) on, any assets and properties of the Subject Company and the Miss Marquette Riverboat, other than in the ordinary course of business consistent with past practice;

              (p) not write off or write down any of its assets and properties, including, but not limited to, the Miss Marquette Riverboat, outside the ordinary course of business consistent with past practice; or

              (q) not agree to take any of the actions set forth in the foregoing subparagraphs (e) through (p).

          4.2 Inspections. During the period from the date of this Agreement to the Closing, Seller shall permit Purchaser and its representatives full access to the books, records, facilities, properties, assets and operations of the Subject Company; provided that such access shall not interfere with the normal business and operations of the Subject Company. Seller shall arrange for Purchaser and its representatives to discuss with appropriate officers, employees and representatives of the Subject Company such matters related to the transactions provided for herein as Purchaser may reasonably request.


                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

          5.1 Further Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Subject to the terms and conditions herein provided, Seller and Purchaser will, and will cause each of their respective affiliates to, (a) use their best efforts to obtain all Consents or Permits necessary or advisable to consummate and make effective the transactions contemplated by this Agreement, including without limitation the Consents required from the Iowa Commission and the expiration of the waiting period under the HSR Act, and (b) use their commercially reasonable efforts to cause each of the conditions precedent to their respective obligations provided for in Article VI to be satisfied, including obtaining the financing necessary to consummate the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of Seller, the Subject Company or Purchaser, as the case may be, shall take all such necessary action.

          5.2 Contribution of Assets; Cancellation of Obligations.

              (a) As soon as practicable following the execution of this Agreement, and in any case prior to the Closing Date, Seller shall contribute, assign, set over and transfer to the Subject Company, all of Seller's interest in and title to the Miss Marquette Riverboat.

              (b) In connection with the contribution of the Miss Marquette Riverboat, the Subject Company shall assume all of the liabilities related to or encumbering the Miss Marquette Riverboat, which are set forth on the Seller Disclosure Schedule.

              (c) As of the Closing Date, all amounts or payments due to Seller from the Subject Company as of the Closing Date shall have been canceled and be of no further force and effect and, in addition, shall have been eliminated from the balance sheet of the Subject Company.

          5.3 Certain Notifications. At all times prior to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure of any of the conditions contained in Article VI to be satisfied.

          5.4 Tax Matters.

              (a) Seller Liability for Taxes. Seller shall be liable for and indemnify Purchaser for all Taxes imposed on the Subject Company (i) for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date,
(ii) under Section 1.1502-6 of the Treasury regulations issued under the Code as a result of the Subject Company being a member of any consolidated group on or before the Closing Date, (iii) all income Taxes resulting from the election under Section 338(h)(10) of the Code (and any comparable election under state or local law) contemplated by Section 5.4(l), if applicable and (iv) resulting from the contribution of the Miss Marquette Riverboat to the Subject Company as contemplated by Section 5.2; provided, however, that Seller shall not be liable for the Taxes described in Section 5.4(b)(ii) below. Seller shall be entitled to any refund of Taxes of the Subject Company received for such periods.

              (b) Purchaser Liability for Taxes. Purchaser shall be liable for and indemnify Seller for the Taxes of the Subject Company other than those described in Section 5.4(a) for (i) any taxable year or period that begins after the Closing Date and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. Purchaser shall be entitled to any refund of Taxes of the Subject Company received for such periods.

              (c) Short Taxable Year. For purposes of Sections 5.4(a) and (b), whenever it is necessary to determine the liability for Taxes of the Subject Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Subject Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Subject Company had a taxable year or period which ended at the close of business on the Closing Date, except that real, personal and intangible property Taxes and exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

              (d) Adjustment to Purchase Price. Any payment by Purchaser or Seller under this Section 5.4 or Section 8.10 shall be treated as an adjustment to the Purchase Price.

              (e) Tax Returns. Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Subject Company for taxable years or periods ending on or before the Closing Date and shall timely pay any Taxes due in respect of such Tax Returns; provided, however, that unless, at Purchaser's option, Seller and Purchaser make an election under Section 338(h)(10) of the Code, (i) at least 30 days prior to the due date for filing any such Tax Return (taking into account any applicable extensions), Seller shall furnish Purchaser with a completed copy of any such Tax Returns for Purchaser's review and comment and (ii) no such Tax Returns shall be filed with any taxing authority without Purchaser's prior written consent, such consent not to be unreasonably withheld. Any such Tax Return described in the preceding sentence shall be prepared on a basis consistent with the past practices of the Subject Company and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Subject Company for taxable years or periods including but not ending on the Closing Date; provided, however, that to the extent Seller is liable in all or part for the Taxes shown on such Tax Returns,
(i) at least 30 days prior to the due date for filing any such Tax Return (taking into account any applicable extensions), Purchaser shall furnish Seller with a completed copy of any such Tax Returns for Seller's review and comment and (ii) no such Tax Returns shall be filed with any taxing authority without Seller's prior written consent, such consent not to be unreasonably withheld. Any such Tax Return described in the preceding sentence shall be prepared on a basis consistent with the past practices of the Subject Company and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Subject Company for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Seller shall pay to Purchaser the Taxes for which Seller is liable pursuant to Section 5.4(a) but which are payable with respect to Tax Returns to be filed by Purchaser pursuant to the previous sentence within ten days prior to the due date for the filing of such Tax Returns. All Tax Returns including the Closing Date shall be filed on the basis that the relevant taxable period ended on and included the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on such a basis.

              (f) Contests. Purchaser shall promptly notify Seller in writing upon receipt by Purchaser or the Subject Company of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of the Subject Company for which Seller would be required to indemnify Purchaser pursuant to
Section 5.4(a). Seller shall have the sole right to represent the Subject Company's interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its own expense. Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that would materially adversely affect the liability for Taxes of Purchaser or the Subject Company for any period after the Closing Date without the prior written consent of Purchaser; provided that such consent shall not be unreasonably withheld or delayed and shall not be necessary to the extent that Seller has indemnified Purchaser against the effect of any such settlement.

          Seller shall be entitled to participate, at its own expense, in the defense of any claim for Taxes for a year or period that includes and ends after the Closing Date that may be the subject of indemnification by Seller pursuant to Section 5.4(a) and, with the written consent of Purchaser (which shall not be unreasonably withheld or delayed), and at its sole expense, may assume the entire defense of such tax claim. Neither Purchaser nor the Subject Company may agree to settle any Tax claim for the portion of the year or period ending prior to or on the Closing Date which may be the subject of indemnification by Seller under Section 5.4(a) without the prior written consent of Seller; provided that such consent shall not be unreasonably withheld or delayed.

              (g) Information to be Provided by Purchaser. With respect to the 1999 taxable period of the Subject Company ending on or prior to the Closing Date, Purchaser shall cause the Subject Company to prepare and provide to Seller
(i) within 60 days of the Closing Date, a package of Tax information materials, which shall include the materials necessary for Seller to prepare any income Tax Return to be filed by Seller pursuant to Section 5.4(e) and (ii) no less than 15 days prior to the due date, excluding any extensions, of any other Tax Return to be filed by Seller pursuant to Section 5.4(e), a package of Tax information materials, which shall include the materials necessary for Seller to prepare such other Tax Return (the packages described in (i) and (ii), collectively, the "Tax Package"). To the extent practicable, the Tax Package shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and method of computation of separate taxable income or other relevant measure of income of the Subject Company.

              (h) Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

          (1) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 5.4;

          (2) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Subject Company;

          (3) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Subject Company;

          (4) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Subject Company for taxable periods for which the other may have a liability under this Section 5.4; and

          (5) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

              (i) Transfer Taxes. All Taxes in the nature of excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and any other similar taxes (and any Taxes relating to such Taxes) that may be imposed, assessed or determined to be due as a result of the transfer of the Shares and the Miss Marquette Riverboat as contemplated by this Agreement will be borne by Seller.

              (j) Allocation. Seller and Purchaser agree to allocate the Purchase Price between the Miss Marquette Riverboat and the Shares, for tax purposes, in accordance with the Seller Disclosure Schedule.

              (k) Tax Sharing Agreements. Seller shall cause the provisions of any Tax sharing agreement between Seller or any of its affiliates (other than the Subject Company) and the Subject Company to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

              (l) Section 338(h)(10) Election. At Purchaser's option, Seller shall make a joint election with Purchaser under Section 338(h)(10) of the Code, and any corresponding elections permitted under state or local law, with respect to the purchase of the Shares, provided, however, that the Purchaser must notify Seller if it wishes to make such an election or elections no later than 45 days after the Closing Date. Seller and Purchaser shall, not later than 30 days prior to the filing date, exchange completed and executed copies of the Internal Revenue Service Form 8023, required schedules thereto, and any similar state and local forms. Seller shall prepare an allocation schedule (the "Allocation Schedule") allocating the portion of the Purchase Price allocated to the Shares and the liabilities of the Subject Company among the assets of the Subject Company in accordance with Section 338 of the Code and the regulations issued thereunder, and shall submit such Allocation Schedule to Purchaser for its review and signature no later than 30 days prior to the filing date. Seller shall consult with the Purchaser as it prepares the Allocation Schedule.

          Purchaser will notify Seller in writing within 10 days of delivery of the Allocation Schedule if it does not agree with the Allocation Schedule. Any disputed items not resolved between the parties within 5 days shall be resolved by an independent accountant or accounting firm reasonably acceptable to both Seller and Purchaser, whose determination shall bind all parties. Each party shall bear 50% of the cost of such independent accountant or accounting firm. Each of Seller, Purchaser and the Subject Company will file all Tax Returns and reports in a manner consistent with the Allocation Schedule and will not take any position for purposes of any Taxes respecting the allocation of the Purchase Price and the liabilities of the Subject Company which is inconsistent with the Allocation Schedule.

          5.5 Employee and Employee Benefit Matters.

              (a) From and after the Closing Date, Purchaser shall cause all of the employees of the Subject Company to be eligible for and to participate in such employee compensation and benefit plans, programs, policies and arrangements that are made available by Purchaser and its subsidiaries to their own employees who are similarly situated (the "Purchaser Benefit Plans"). From and after the Closing Date, the Subject Company shall cause all of the Purchaser Benefit Plans to provide that (i) all service of the Subject Company's officers and employees completed prior to the Closing Date with Seller or the Subject Company will be recognized under such Purchaser Benefit Plan as if it were service with Purchaser for purposes of eligibility to participate in Purchaser Benefit Plans and vesting of benefits thereunder, (ii) any waiting or eligibility periods or exclusions for pre-existing conditions shall be waived with respect to such officers and employees and their eligible dependents under Purchaser Benefit Plans that are "welfare benefit plans" (as defined in section 3(1) of ERISA) and (iii) all co-payments, deductibles and similar amounts and costs incurred by any such officer or employee under a comparable plan, agreement or arrangement of Seller or the Subject Company during the plan year in which the Closing occurs shall be recognized under the applicable Purchaser Benefit Plan. The foregoing shall not constitute any commitment, contract, understanding, undertaking or guarantee (express or implied) on the part of Purchaser to maintain or establish any Purchaser Benefit Plan or on the part of the Purchaser or the Subject Company to continue the employment of any employee of the Subject Company for any duration.

              (b) From and after the Closing, Purchaser shall cause the Subject Company to honor, pay and perform all of its covenants and obligations under, and in accordance with the existing terms of, all employment, severance, termination and similar agreements identified in Schedule 2.13 of the Seller Disclosure Schedule between the Subject Company and any officer, director or employee thereof.

              (c) Effective as of the Closing Date, the participation of all directors, officers and employees of the Subject Company in the compensation and benefit plans, programs, policies and arrangements of Seller (the "Seller Benefit Plans") shall cease and the Subject Company shall execute and deliver such resolutions of its Board of Directors and other documents as Seller deems reasonably necessary or appropriate for the Subject Company to withdraw as a participating employer in the Seller Benefit Plans. Seller shall remain responsible and liable for payment of all medical, dental, vision and other health claims incurred by any Subject Company employee prior to the Closing Date under a Seller Benefit Plan. Purchaser (or the applicable Purchaser Benefit Plans) shall be responsible for all covered medical, dental, vision and health claims incurred by any Subject Company employee on or after the Closing Date. For purposes of this paragraph (c), a claim is deemed to have been incurred when the medical or other service giving rise to the claim is performed.

          5.6 Press Releases, Public Announcements. Purchaser and Seller will consult with each other as to the form, substance and timing of the initial public disclosure of matters related to this Agreement, or any of the transactions contemplated hereby, and no public disclosure will be made by one without the consent of the other, which consent will not be unreasonably withheld or delayed; provided that each of Purchaser and Seller may make such disclosures as are necessary to comply with any requirement of law after making good faith efforts under the circumstances to consult in advance with the other.

          5.7 Replacement of Barge. Purchaser shall advise Seller as soon as practicable following execution of this Agreement as to its desire in respect of the replacement of the office riverboat access barge and shall, if an order shall be placed for such replacement barge prior to the Closing, place such an order at its expense.


                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING

          6.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to purchase the Shares at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived by Purchaser):

              (a) The representations and warranties of Seller contained in
Article II shall be accurate in all material respects as of the date hereof and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate in all material respects as of such date);

              (b) Seller shall have performed and complied with, in all material respects, all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing;

              (c) No Proceeding by any Governmental Authority shall be pending which seeks to prohibit or declare illegal the transactions contemplated by this Agreement and no Law or Judgment shall be in effect having any such result;

              (d) All Consents and Permits the granting of which is required for the consummation of the transactions contemplated by this Agreement, including without limitation the Consent of the Iowa Commission and any Permits or Consents for officers and directors of Purchaser from the Iowa Commission, shall have been obtained and all waiting periods specified under applicable Laws and all extensions thereof, the passing of which is necessary for such consummation, including without limitation, the waiting period under the HSR Act, shall have expired or been terminated;

              (e) Seller shall have contributed to the Subject Company all of Seller's interest in and title to the Miss Marquette Riverboat, in accordance with the provisions of Section 5.2;

              (f) Seller shall have delivered certificates for the Shares duly endorsed for transfer or accompanied by duly executed stock powers or stock transfer forms sufficient to convey to Purchaser good title to the Shares;

              (g) Purchaser shall have received from Seller a certificate, signed by an appropriate officer of Seller, as to the satisfaction of the conditions set forth in paragraphs (a) and (b) of this Section 6.1;

              (h) Purchaser shall have completed the refinancing of its first mortgage notes on terms reasonably acceptable to Purchaser and such refinancing shall provide funds, after giving effect to the other uses of proceeds thereof, that will, according to the reasonable judgment of Purchaser, be in an amount at least equal to the Estimated Purchase Price; and

              (i) From and including the date hereof until the Closing Date, there shall not have occurred any event, change, circumstance, condition or effect that shall have caused a Material Adverse Effect with respect to the Subject Company or the Miss Marquette Riverboat.

          6.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to sell the Shares at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived by Seller);

              (a) The representations and warranties of Purchaser contained in
Article III shall be accurate in all material respects as of the date hereof and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate in all material respects as of such date);

              (b) Purchaser shall have performed and complied with, in all material respects, all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing;

              (c) No Proceeding by any Governmental Authority shall be pending which seeks to prohibit or declare illegal the transactions contemplated by this Agreement and no Law or Judgment shall be in effect having any such result;

              (d) All Consents the granting of which is required for the consummation of the transactions contemplated by this Agreement, including without limitation (i) the Consent of the Iowa Commission and (ii) the Consent of Heller pursuant to the Master Lease Agreement to the change of control effected by the transactions contemplated by this Agreement, shall have been obtained and all waiting periods specified under applicable Laws and all extensions thereof, the passing of which is necessary for such consummation, including without limitation, the waiting period under HSR Act, shall have expired or been terminated;

              (e) Purchaser shall have delivered the Estimated Purchase Price to Seller as provided in Section 1.3;

              (f) All of the conditions to the closing of the merger contemplated by the Merger Agreement shall have been satisfied or waived;

              (g) The Miss Marquette Riverboat shall have been released from the first preferred ship mortgage which secures amounts due pursuant to the Amended and Restated Credit Agreement among Seller, Comerica Bank Midwest, as agent, and certain syndicate banks dated February 2, 1996;

              (h) Heller shall have released Seller from its guarantee of the Subject Company's obligations under the Master Lease Agreement; and

              (i) Seller shall have received from Purchaser a certificate, signed by an appropriate officer of Purchaser, as to the satisfaction of the conditions set forth in paragraphs (a) and (b) of this Section 6.2.


                                   ARTICLE VII
                                   TERMINATION

          7.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

              (a) By the written agreement of each of Purchaser and Seller;

              (b) By Seller if it shall have determined in good faith that one or more of the conditions set forth in Section 6.2 cannot be fulfilled as a result of an occurrence or event beyond the control of Seller;

              (c) By Seller if the Merger Agreement shall have been terminated;

              (d) By Purchaser if it shall have determined in good faith that one or more of the conditions set forth in Section 6.1 cannot be fulfilled as a result of an occurrence or event beyond the control of Purchaser;

              (e) By either Purchaser or Seller if any permanent injunction or Proceeding by any governmental agency of competent jurisdiction enjoining, denying approval of or otherwise prohibiting consummation of any of the transactions contemplated by the Agreement becomes final and nonappealable; or

              (f) By either Purchaser or Seller if the Closing shall not have occurred on or prior to September 30, 1999; provided, however, that Seller may unilaterally cause this date to be extended to December 31, 1999, or to March 31, 2000 if the date for termination of the Merger Agreement shall have been similarly extended pursuant to Section 7.1(e) of the Merger Agreement; provided further, however, that Purchaser may unilaterally cause this date to be extended from September 30, 1999 to October 31, 1999, but, if Purchaser does so, Seller may, at such time, undertake to seek an alternative purchaser for the Shares and, notwithstanding any provision to the contrary contained in Sections 4.1(a),
(h), (l), (o) and (q) and 5.6, may take any and all actions necessary, proper or advisable in connection with such alternative transaction, including, without limitation, the execution of a definitive agreement with respect thereto that is conditioned upon a termination of this Agreement, other than the actual consummation of such alternative transaction prior to the termination of this Agreement, it being agreed and acknowledged that such actions taken by Seller shall not constitute a breach of Section 5.1. Seller shall make good faith efforts to consult with Purchaser prior to making any press release or other public disclosure relating to an alternative transaction.

          7.2  Termination Fees and Expenses.

               (a) If this Agreement is terminated because:

               (i) the representations and warranties of Purchaser contained in
          Article III were not or are not accurate in all material respects as of the date hereof and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate in all material respects as of such date);

               (ii) Purchaser shall have failed to perform and comply with, in all material respects, all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing; or

               (iii) Purchaser shall not have obtained the financing required to satisfy the condition set forth in Section 6.1(h);

then Purchaser shall, following such termination of this Agreement, promptly, but in no event later than three business days following written notice thereof, pay Seller a termination fee in an amount of Two Million Dollars ($2,000,000).

               (b) If this Agreement is terminated:

               (i) because the representations and warranties of Seller contained in Article II were not or are not accurate in all material respects as of the date hereof and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate in all material respects as of such date);

               (ii) because Seller shall have failed to perform and comply with, in all material respects, all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing; or

               (iii) by Seller pursuant to Sections 7.1(b) (only upon a failure to satisfy the conditions under Section 6.2(f)), 7.1(c), or 7.1(f) (but only if the merger contemplated by the Merger Agreement shall not have occurred);

then Seller shall, following such termination of this Agreement, promptly, but in no event later than three business days following written notice thereof, together with reasonable supporting documentation, reimburse Purchaser the fees and expenses incurred by Purchaser in connection with its consideration of the transactions contemplated by this Agreement, up to a maximum aggregate amount of One Million Dollars ($1,000,000).

              (c) The payment by Purchaser of the amount set forth in Section 7.2(a) shall be Seller's exclusive remedy against Purchaser upon termination of this Agreement other than for a willful breach of this Agreement by Purchaser. The payment by Seller of the amount set forth in Section 7.2(b) shall be Purchaser's exclusive remedy against Seller upon termination of this Agreement other than for a willful breach of this Agreement by Seller.

              (d) If this Agreement is terminated as permitted under Section 7.1 for any reason other than as set forth above in Sections 7.2(a) and 7.2(b), such termination shall be without liability to any party to this Agreement or any affiliate, shareholder, director, officer or representative of such party.


                                  ARTICLE VIII
                                 MISCELLANEOUS

          8.1 Survival of Representations and Warranties. All representations and warranties made by either party pursuant to this Agreement shall survive and continue in full force and effect after the Closing Date until the close of business on April 15, 2000, if the Closing Date is prior to January 1, 2000, or April 15, 2001, if the Closing Date is on or after January 1, 2000 (either such date, the "Expiration Date"), and any claim for breach thereof must be asserted in writing by the Expiration Date. None of such representations and warranties shall survive the termination of this Agreement pursuant to Section 7.1.

          8.2 Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions provided for hereby.

          8.3 Notices. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

          If to Purchaser, to:

                  Lady Luck Gaming Corporation
                  220 Stewart Avenue
                  Las Vegas, Nevada 89101
                  Attn: Lawrence P. Tombari, Chief Financial Officer
                  Fax:  702-477-3003

          with a copy to:

                  Cadwalader, Wickersham & Taft
                  100 Maiden Lane
                  New York, New York  10038-4892
                  Attn:  Brian Hoffmann, Esq.
                  Fax:  212-504-6666


          If to Seller, to:

                  Sodak Gaming, Inc.
                  5301 S. Highway 16
                  Rapid City, South Dakota 57701
                  Attn:  Roland Gentner, Chief Executive Officer
                  Fax:  605-355-5068

          with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, NY  10006
                  Attn:  William A. Groll, Esq.
                  Fax:  212-225-3999

or to such other address as hereafter shall be furnished as provided in this
Section 8.3 by any of the parties hereto to the other parties hereto.

          8.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

          8.5 Entire Agreement. This Agreement (including the Seller Disclosure Schedule and the Purchaser Disclosure Schedule) sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. Purchaser acknowledges hereby that it has conducted its own independent review and analysis of the Subject Company and its business and that it has been provided access to the properties, records and personnel of the Subject Company for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties set forth in this Agreement and (a) acknowledges that neither Seller nor any of its affiliates, directors, officers, employees, agents, representatives or advisors makes any representation or warranty, either express or implied, as to the accuracy or completeness of (and agrees that none of such persons shall have any liability or responsibility to it in respect of) any of the information provided or made available to Purchaser or its agents or representatives, except as and only to the extent expressly provided for in this Agreement.

          8.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

          8.7 No Third Party Rights; Assignment. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and shall not be assignable without the prior written consent of the other parties.

          8.8 Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the parties hereto referring specifically to this Agreement and stating the parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute a waiver of any other breach of the same or of any other term or condition of this Agreement.

          8.9 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          8.10 Agreement to Indemnify.

              (a) Subject to the terms and conditions of Sections 8.10, 8.11 and 8.12, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and any parent, subsidiary or Affiliate of any thereof and their respective officers and directors, agents and representatives and persons claiming by and through any of them (the "Purchaser Group"), for, from and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), directly or indirectly asserted against, resulting to, imposed upon or incurred by the Purchaser Group or any member thereof, at any time after the Closing Date and prior to the Expiration Date, by reason of or resulting from any breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or any other agreement or document executed in connection herewith (collectively, "Purchaser Claims"); provided, however, that the Purchaser Group shall be entitled to indemnification hereunder only when the aggregate of all such Purchaser Claims exceeds $500,000, and then only for the amount of such excess. In no event shall the Purchaser Group be entitled to indemnification hereunder for an amount, in the aggregate, in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000).

              (b) Subject to the terms and conditions of Sections 8.10, 8.11 and 8.12, Purchaser hereby agrees to indemnify, defend and hold harmless Seller and any parent, subsidiary or Affiliate of any thereof and their respective officers and directors, agents and representatives and persons claiming by and through any of them (the "Seller Group"), from and against all Damages, directly or indirectly asserted against, resulting to, imposed upon or incurred by the Seller Group or any member thereof, at any time after the Closing Date and prior to the Expiration Date, by reason of or resulting from any breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any other agreement or document executed in connection herewith (collectively, "Seller Claims," and, together with Purchaser Claims, "Claims"); provided, however, that the Seller Group shall be entitled to indemnification hereunder only when the aggregate of all such Seller Claims exceeds $500,000, and then only for the amount of such excess. In no event shall the Seller Group be entitled to indemnification hereunder for an amount, in the aggregate, in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000).

          8.11 Conditions of Indemnification. The obligations and liabilities of Seller and Purchaser, as the case may be, under Section 8.10 (herein referred to as the "Indemnifying Party"), with respect to Claims made by third parties shall be subject to the following terms and conditions:

              (a) Upon obtaining knowledge thereof, the person to whom such Claim relates (the "Indemnified Party") shall promptly notify the Indemnifying Party of such Claim; but the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to the Indemnified Party under Section 8.10 unless, and only to the extent that, such omission so to notify results in the loss of substantive rights or defenses.

              (b) If the Indemnifying Party acknowledges its obligations to indemnify and hold harmless hereunder, the Indemnifying Party shall have the right to employ such counsel as is reasonably acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses or rights available to the Indemnified Party which are substantially different from or in actual or potential conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right to select one law firm to act at the Indemnifying Party's expense as separate counsel, on behalf of such Indemnified Party (or, if there be more than one, all Indemnified Parties). The Indemnified Party shall have the right to participate in the defense of any such Claim. The Indemnified Party shall not settle any Claim without the consent of the Indemnifying Party. The Indemnified Party shall make available to the Indemnifying Party and its representatives all records and other material required by them for their use in contesting any Claim asserted by a third party against the Indemnified Party.

              (c) Anything in this Section 8.11 to the contrary notwithstanding,
(i) if there is a reasonable probability that a Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, such Indemnified Party shall have the right to defend, at its own cost and expense, and to compromise or settle such Claim with the consent of the Indemnifying Party, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

              (d) The Indemnified Party shall, upon learning of the existence of a Claim or any other event which is likely to result in Damages, take all reasonable actions to mitigate such Damages.

          8.12 Amount of Indemnification. In addition to the deductible amount of $500,000 and the maximum amount of $7,500,000 set forth in Section 8.10 above, any indemnification hereunder shall be subject to the following deductions and limitations:

              (a) No indemnification shall be due by Seller in respect of any Damages that have been taken into account in the calculation of Working Capital.

              (b) The amount of indemnification due hereunder in respect of any Damages shall be calculated after deduction of (i) any benefit to which the Indemnified Party or, if such Indemnified Party is Purchaser, the Subject Company, is entitled in respect thereof in the form of a reduction of Taxes (ii) any amounts paid or payable to the Indemnified Party or, if such Indemnified Party is Purchaser, to the Subject Company, under any insurance policies in respect of the Damages and (iii) any amount of the Damages which is attributable to the action or failure to act of the Indemnified Party or, if such Indemnified Party is Purchaser, of the Subject Company.

            IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                SODAK GAMING, INC.



                                By: /s/ ROLAND W. GENTNER
                                    ------------------------
                                Name:  Roland W. Gentner
                                Title: Chief Executive Officer

                                GAMBLERS SUPPLY MANAGEMENT COMPANY



                                By: /s/ ROLAND W. GENTNER
                                    ------------------------
                                Name:  Roland W. Gentner
                                Title: President


                                LADY LUCK GAMING CORPORATION



                                By: /s/ ANDREW TOMPKINS
                                    ------------------------
                                Name:  Andrew Tompkins
                                Title: Chief Executive Officer